EXHIBIT 99.1

[XTO ENERGY LOGO]

NEWS RELEASE

For Immediate Release

Number: 03-17

XTO ENERGY COMMITS TO INCREASE EAST TEXAS PIPELINE CAPACITY

FORT WORTH, TX (June 4, 2003) – XTO Energy Inc. (NYSE-XTO) announced today the execution of a long-term agreement with Energy Transfer Company, a private company based in Dallas, Texas, to deliver substantial natural gas volumes into Energy Transfer’s new pipeline system on which construction activity has begun. Beginning in mid-2004, XTO has committed to deliver to Energy Transfer Company about 200 million cubic feet per day (MMcfd) from the Company’s steadily increasing East Texas production. The term of the agreement runs nine years, through July 2012.

“Our development program in the prolific East Texas Freestone Trend continues to best expectations,” stated Steffen E. Palko, Vice Chairman and President. “In just over three years, gross production volumes have increased from about 20 to 310 MMcfd from 240 new wells drilled. These successful results are expanding our production projections and, in turn, our required infrastructure for the next decade.”

“With today’s inventory of 800 to 1,000 wells to drill in East Texas, we are acting to ensure the needed pipeline capacity,” says Keith A. Hutton, Executive Vice President—Operations. “This agreement with Energy Transfer will provide another 200 MMcfd of natural gas transportation. When added to our existing 27-mile pipeline system, XTO will control transportation capacity of about 600 MMcfd by the end of 2004.”

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

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XTO Energy Commits to Increase East Texas Pipeline Capacity

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This news release and additional acquisition details can be found at www.xtoenergy.com

Statements made in this news release, including those relating to the Company’s development program, future production, growth in production, drilling inventory and transportation capacity are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, inability to acquire properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.